    As filed with the Securities and Exchange Commission on November 4, 1997
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                             RURAL/METRO CORPORATION
             (Exact name of registrant as specified in its Charter)

                                DELAWARE                                           86-0746929
             (STATE OR OTHER JURISDICTION OF INCORPORATION)          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                                 ---------------
                          8401 EAST INDIAN SCHOOL ROAD
                            SCOTTSDALE, ARIZONA 85251
                                 (602) 994-3886
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
                                WARREN S. RUSTAND
                             RURAL/METRO CORPORATION
                          8401 EAST INDIAN SCHOOL ROAD
                            SCOTTSDALE, ARIZONA 85251
                                 (602) 994-3886
  (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                                 ---------------
                                 with a copy to:

                              Jean E. Harris, Esq.
                          O'Connor, Cavanagh, Anderson,
                            Killingsworth & Beshears
                         One East Camelback, Suite 1100
                           Phoenix, Arizona 85012-1656
                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / / ______________

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / / __________

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                           Proposed                  Proposed
                                  Amount                    Maximum                   Maximum                 Amount of
    Title of Shares                to be                Aggregate Price              Aggregate               Registration
   to be Registered             Registered                Per Unit(1)            Offering Price(1)               Fee
--------------------------------------------------------------------------------------------------------------------------------
     Common Stock             143,505 Shares                $33.065                  $4,744,993                 $1,437.88
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                 143,505 SHARES

                             RURAL/METRO CORPORATION

                                  COMMON STOCK


         This Prospectus is being used in connection with the offering from time to time by stockholders of Rural/Metro Corporation (the "Company" or "Registrant"), or their respective transferees, pledgees, donees, legatees, heirs, or legal representatives (collectively, the "Selling Stockholders"), some of whom may be deemed "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act"), of shares of the Company's common stock, par value $.01 per share (the "Common Stock" or the "Shares"), previously received from the Company prior to the Company's initial public offering. See "Selling Stockholders."

         It is expected that sales made pursuant to this Prospectus will be effected in broker's transactions, in transactions directly with market makers, in negotiated sales or otherwise, with the timing and manner of sales to be determined by the Selling Stockholders, in each case at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds from the sale of these shares. The Selling Stockholders may effect sales of shares of Common Stock by selling shares to or through brokers and dealers and such brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and the brokers and dealers through whom sales of shares may be effected may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

         The shares of Common Stock are listed on the Nasdaq National Market under the symbol "RURL." On October 31, 1997, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $34.75 per share.


                            -------------------------


         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                            -------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------


            The date of this Prospectus is November ____, 1997.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents, heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are hereby incorporated by reference, except as superseded or modified herein:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

         2. The Company's Current Report on Form 8-K dated July 15, 1997, as amended by the Form 8-K/A dated August 12, 1997; and

         3. The Company's Registration Statement on Form 8-A filed July 8, 1993, as amended by Form 8-A/A filed February 2, 1995, registering the Company's Common Stock under 12(g) of the Exchange Act as it applies to the description of the Company's Common Stock.

         Each document filed subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is (or is deemed to be) incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Rural/Metro Corporation, 8401 East Indian School Road, Scottsdale, Arizona 85251, Attention: Investor Relations Department, telephone (602) 994-3886.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors."

                                   THE COMPANY

         The Company provides "911" emergency and general transport ambulance services, fire protection services, and other safety and health care related services to municipal, residential, commercial, and industrial customers. The Company believes that it is the only multi-state provider of both ambulance and fire protection services in the United States and that it ranks as one of the largest private-sector providers of ambulance services and fire protection services in the world. The Company currently serves over 350 communities in 21 states, Canada, and Latin America. Ambulance services and fire protection services accounted for approximately 81% and 13%, respectively, of the Company's revenue for the fiscal year ended June 30, 1997.

             Founded in 1948, the Company has been instrumental in the development of protocols and policies applicable to the emergency services industry. The Company has grown significantly since the late 1970s both through internal growth and through acquisitions. To manage this growth, the Company invested in the development of management and operational systems that have resulted in productivity gains and increased profitability. The Company believes its current systems and controls position it to continue its growth internally as well as through acquisitions and enable it to operate profitably in both large and small communities. The Company completed eight acquisitions in the fiscal year ended June 30, 1994, 11 acquisitions in the fiscal year ended June 30, 1995, 18 acquisitions in the fiscal year ended June 30, 1996, and 19 acquisitions in the fiscal year ended June 30, 1997.

         Based on generally available industry data, it is estimated that annual expenditures for ambulance services in the United States are between $4 billion and $7 billion. Various factors, including the growth and aging of the population, and trends towards the use of outpatient services and specialized treatment facilities in an effort to contain health care costs have increased the demand for ambulance services. At the same time, industry factors have increased t e standards of pre-hospital emergency care and have required faster ambulance response times, increasing the capital and technological resources necessary to provide higher levels of service. These factors, combined with the historically fragmented nature of the ambulance service industry, are contributing to consolidation within the industry.

         Market-driven forces changing the health care industry are impacting the ambulance industry as well. The Company believes the trend toward managed care and away from fee-for-service arrangements is furthering industry consolidation. The move to managed care benefits larger ambulance services providers, which can service a larger portion of a managed care provider's needs. This allows the managed care provider to reduce its number of suppliers, cutting administrative costs and allowing them to negotiate more favorable rates.

         Volunteer fire departments, tax-supported fire districts, and municipal fire departments constitute the primary providers of fire protection services in the United States. Because emergency medical response represents a significant portion of fire response activity within many fire departments, the Company believes that its ambulance and fire protection services operations are complementary. The Company believes that its integration of such services can provide operating economies, optimal coordination of the delivery of services, efficiencies in the use of personnel and equipment, and enhanced levels of service, especially in lower- utilization communities. Additionally, a variety of economic pressures on the public sector may increase opportunities for privatization and public/private partnerships in fire protection services.

         The Company pursues a strategy designed to enable it to expand its business in existing service areas, establish additional service areas both domestically and internationally, respond to the needs of the public sector and health ca e providers, expand fire protection services, integrate existing services, and improve productivity. This strategy includes plans to (i) acquire additional ambulance service providers operating in metropolitan areas and in communities surrounding the metropolitan areas that the Company currently serves or plans to serve; (ii) expand its emergency ambulance services through the pursuit of new contracts with municipalities and fire districts and its general ambulance services through increased marketing efforts to, and pursuit of other alliances with, managed care providers and other health care providers; (iii) expand its fire protection services into selected additional service areas through the pursuit of opportunities to supplant or enhance services provided by volunteer fire departments, expand its services to newly developed communities, and to develop public/private partnerships with tax supported fire districts and municipal fire departments; (iv) continue the integration of its fire protection and ambulance services to maximize operational efficiencies and synergies; and
(v) improve its productivity through the more efficient utilization of equipment and personnel.

         The Company was incorporated in Arizona in 1948 and reincorporated in Delaware in May 1993. Unless the context indicates otherwise, all references to the "Company" refer to Rural/Metro Corporation and its subsidiaries. The Company maintains its principal executive offices at 8401 East Indian School Road, Scottsdale, Arizona 85251, and its telephone number is (602) 994-3886.


                          SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              FISCAL YEAR ENDED JUNE 30, 1997
OPERATING DATA:                                                     1995               1996                 1997
                                                                    ----               ----                 ----
Revenue....................................................            $171,583        $250,263         $319,805

Operating income...........................................              15,940          24,664           27,804

Interest expense, net......................................               3,059           5,108            5,720

Net income(1)..............................................               6,900          11,512           12,720

Earnings per share(2)......................................               $0.84           $1.14            $1.04

Weighted average number of shares..........................               8,249          10,075           12,271




                                                                                         JUNE 30,
BALANCE SHEET DATA:                                                                        1997
                                                                                           ----


  Working capital....................................................................     $ 94,766

  Total assets.......................................................................      364,066

  Current portion of long-term debt..................................................        9,814

  Long-term debt, net of current portion.............................................      144,643

  Total stockholders' equity.........................................................      159,808

--------------------

(1) Net income for the year ended June 30, 1995 reflects the effect of an extraordinary loss of $693,000.

(2) Earnings per share for the year ended June 30, 1995 include the effect of an extraordinary loss of $0.08 per share.

                                  RISK FACTORS


DEPENDENCE ON CERTAIN BUSINESS RELATIONSHIPS

     The Company depends to a great extent on certain contracts with munic-palities or fire districts to provide "911" emergency ambulance services and fire protection services. The Company's five largest contracts accounted for approximately 22% and 18% of total revenue for the fiscal years ended June 30, 1996 and 1997 respectively, with one contract accounting for approximately 7% and 5% of total revenue for the same periods. The loss or cancellation of any one or more of these contracts could have a material adverse effect on the Company and its operations. No assurance can be given that the Company will be successful in retaining its existing contracts or in obtaining new contracts for ambulance services or for fire protection services. The Company also faces the risk that areas in which it provides fire protection services through subscription arrangements with residents and businesses will be converted to tax-supported fire districts or annexed by municipalities.

ACQUISITION STRATEGY

     The Company's strategy with respect to ambulance services depends in large part on its continued ability to acquire and to operate successfully additional ambulance service providers. The Company completed eight acquisitions in fiscal 1994, 11 acquisitions in fiscal 1995, 16 acquisitions in fiscal 1996, and 18 acquisitions of ambulance service providers in 1997. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates, that it will be able to consummate any such acquisitions, or that it will be able to integrate any such acquisitions successfully into its operations. The Company expects to use cash and securities, including Common Stock, as the principal consideration for future acquisitions. The Company's acquisition program could be adversely affected if the Company does not generate sufficient cash for future acquisitions from existing operations or through external financings. There can be no assurance that the Company's operations will generate sufficient cash for acquisitions, that any additional financings for acquisitions will be available if and when needed or on terms acceptable to the Company, or that financing that is obtained will be able to be deployed on a prompt basis.

POSSIBLE ADVERSE CHANGES IN REIMBURSEMENT RATES OF COVERAGE

     Payments received from third-party payors (including Medicare, Medicaid, and private insurers represent a substantial portion of the Company's ambulance receipts. The Company derived approximately 79% and 74% of its net ambulance fee collections from such third-party payors during 1996 and 1997; including 27% and 26% from Medicare, respectively. There are continuing efforts of third-party payors to control expenditures for health care, including proposals to revise reimbursement policies.

     During June 1997 HCFA issued proposed rules that would revise Medicare policy on the coverage of ambulance services. These proposed rules have been subject to public comment and, despite the passage of new law addressing changes to the reimbursement of ambulance services by Medicare (discussed below), have not yet been withdrawn. The proposed new HCFA rules have not been finalized.

     In addition, in August 1997, the Budget Act became law. The Budget Act provides for the development, negotiation, and implementation of a prospective fee schedule for ambulance services between HCFA and ambulance service providers by January 2000. The Budget Act also reduces the annual rate adjustment for Medicare reimbursements from the Consumer Price Index (CPI) to CPI less one percentage point.

     If the proposed HCFA rules were to be finalized prior to the negotiation of a prospective fee schedule as stipulated in the Budget Act, and the Company were unable to mitigate the effect of the new rules, the Company's results of operations could be adversely effected. The final outcome of the proposed rules and the effect of the prospective fee schedule is uncertain. However, changes in reimbursement policies, or other government action, together with the financial instability of private third-party payors and budget pressures on payor sources could influence the timing and, potentially, the ultimate receipt of reimbursements. A reduction in coverage or reimbursement rates by third-party payors could have a material adverse effect on the Company's results of operations.

IMPACT OF RATE STRUCTURES AND LIMITATIONS ON RATES OF RETURN

     State or local government regulations or administrative policies regulate rate structures in most states in which the Company conducts ambulance operations. In certain service areas in which the Company is the exclusive provider of services, the municipality or fire district sets the rates for emergency service pursuant to a master contract and establishes the rates for general ambulance services that the Company is permitted to charge. Rates in most service areas are set at the same amounts for emergency and general ambulance services. The State of Arizona establishes a rate of return on sales the Company is permitted to earn in determining the ambulance service rates the Company may charge in that state. Ambulance services revenue generated in Arizona accounted for approximately 11% and 9% of total revenue for the fiscal years ended June 30, 1996 and 1997, respectively. No assurance can be given that the Company will be able to receive ambulance service rate increases on a timely basis where rates are regulated or to establish or maintain satisfactory rate structures where rates are not regulated. Under present coverage programs with third-party payors, the Company faces the continuing risk of nonreimbursement to the extent that uninsured individuals require ambulance service. Changes in demographics in the Company's markets could increase the Company's risk of doubtful accounts which, in turn, could have a material adverse effect on the Company's operating results.

     Municipalities and fire districts negotiate the payments to be made to the Company for fire protection services pursuant to master contracts. These master contracts are based on a budget and on level of effort or performance criteria desired by the municipalities and fire districts. No assurance can be given that the Company will be successful in negotiating or maintaining profitable contracts with municipalities and fire districts.

GOVERNMENTAL REGULATION

     Numerous federal, state, and local laws and regulations govern various aspects of the business of ambulance service providers, covering matters such as licensing, rates, employee certification, environmental matters, and other factors. Certificates of necessity may be required from state or local governments to operate ambulance services in a designated service area. Master contracts from governmental authorities are subject to risks of cancellation or unenforceability as a result of budgetary and other factors and may subject the Company to certain liabilities or restrictions which traditionally have applied only to governmental bodies or to which they are otherwise immune. There can be no assurance that federal, state, or local governments will not adopt laws or regulations that would increase the Company's cost of doing business, lower reimbursement levels, or otherwise have a material adverse effect on the Company's business.

INDUSTRY CONSIDERATIONS

     Numerous legislative proposals have been considered that would result in major reforms in the United States health care system. The Company cannot predict which, if any, health care reforms may be proposed or enacted or the effect that any such legislation would have on the Company's business. In addition, managed care providers are attempting to contain health care costs through the use of outpatient services and specialized treatment facilities. No assurance can be given that changing industry practices will not have an adverse effect on the Company.

COMPETITION

     The ambulance service industry is highly competitive. The Company currently encounters competition in providing ambulance services from governmental entities (including fire districts), hospitals, other national ambulance service providers, large regional ambulance service providers, and numerous local and volunteer private providers. In addition, there can be no assurance that municipalities, fire districts, or health care organizations that currently contract for ambulance services will not choose to provide ambulance services directly in the future. The Company is experiencing increased competition from fire departments to provide emergency ambulance service. Some of the Company's current competitors and certain potential competitors have greater capital and other resources than the Company. Tax-supported fire districts, municipal fire departments, and volunteer fire departments represent the principal providers of fire protection services for residential and commercial properties. Private providers represent only a small portion of the total fire protection market and generally provide services where a tax-supported municipality or fire district has decided to contract for the provision of fire protection services or has not assumed the financial responsibility for fire protection.

In these situations, the Company provides services for a municipality or fire district on a contract basis or provides fire protection services directly to residences and businesses on a subscription basis. There can be no assurance that the Company will be able to obtain additional fire protection businesses on a contractual or subscription basis, that fire districts or municipalities will not choose to provide fire protection services directly in the future, or that areas in which the Company provides services through subscriptions will not be converted to tax-supported fire districts or annexed by municipalities.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

     The Company's success depends upon the retention of principal key personnel and the recruitment and retention of additional key personnel. The loss of existing key personnel or the failure to recruit and retain necessary additional personnel would adversely affect the Company's business prospects. There can be no assurance that the Company will be able to retain its current personnel or attract and retain necessary additional personnel. The Company's internal growth and its expansion into new geographic areas will require additional expertise, such as marketing and operational management. These growth and expansion activities will further increase the demand on the Company's resources and require the addition of new personnel and the development of additional expertise by existing personnel. The failure of the Company to attract and retain personnel with the requisite expertise or to develop internally such expertise could adversely affect the prospects for the Company's success. The Company entered into three-year employment agreements with its executive officers in May 1993, which were renewed in December 1995, and has entered into similar agreements with certain other executive officers as they have joined the Company. The Company maintains "key person" insurance on several of its key executive officers.

CONTROL BY CURRENT STOCKHOLDERS

     The directors, executive officers, and their affiliates currently own beneficially approximately 10%, and the Company's Employee Stock Ownership Plan (the "ESOP") currently holds approximately 8%, of the outstanding shares of Common Stock. Accordingly, these persons, if they act as a group, likely will be able to significantly influence the election of the Company's directors and the outcome of matters requiring approval by the stockholders of the Company.

CHANGE IN CONTROL PROVISIONS

     The Company's Second Restated Certificate of Incorporation (the "Restated Certificate") and the Delaware General Corporation Law (the "General Corporation Law") contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of stockholders. The Restated Certificate also authorizes the Board of Directors, without stockholder approval, to issue one or more series of preferred stock which could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock and provides for a classified board of directors. The General Corporation Law also imposes conditions on certain business combination transactions with "interested stockholders" (as defined therein).

     The Company has also adopted a Rights Plan whereby, if and when the Rights become exercisable, holders of shares of Common Stock will be entitled to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $145 (subject to certain antidilution adjustments). The Rights will expire 10 years after issuance, and will be exercisable only if a person or group becomes the beneficial owner of 15% or more of the Common Stock (such person or group, a "15% holder") or commences a tender or exchange offer which would result in the offeror beneficially owning 15% or more of the Common Stock. If the Rights become exercisable, each Right, unless redeemed by the Company, entitles the holder to purchase for $145 an amount of Common Stock of the Company, or in certain circumstances a combination of securities and/or assets or the common stock of the acquiror, having a market value of twice the purchase price.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at $.01 per Right prior to 10 days (as such period may be extended) after the public announcement of the existence of a 15% holder.

POSSIBLE VOLATILITY OF STOCK

     The market price of the Company's Common Stock has increased since the Company's initial public offering in July 1993. The period was marked by generally rising stock prices, favorable industry conditions, and improved operating results by the Company. The trading price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company and others in its industry, actual or anticipated announcements concerning the Company or its competitors, including government regulations and reimbursement changes, the announcement and implementation of health care reform proposals, changes in analysts' estimates of the Company's financial performance, general conditions in the health care industry, general economic and financial conditions, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market prices for many companies involved in health care and related industries and which often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. As of October 20, 1997, there were 13,510,212 shares of Common Stock outstanding, 10,226,959 shares of which were freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" of the Company, as that term is defined under the Securities Act. The Company also has outstanding 136,313 restricted shares, as that term is defined under Rule 144 (the "Restricted Shares") under the Securities Act, that are eligible for sale in the public market subject to compliance with the holding period, volume limitations, and other requirements of Rule 144. In addition, the Company has registered 6,646,940 shares of Common Stock for issuance in connection with acquisitions (of which 3,146,940 shares have been issued), which shares are generally freely tradeable after their issuance under Rule 145 of the Securities Act, unless held by an affiliate of the acquired company, in which case such shares will be subject to the volume and manner of sale restrictions under Rule 144.

     The Company has registered for offer and sale up to 3,965,625 shares of Common Stock that are reserved for issuance pursuant to the Company's stock option plans. Shares issued after the effective date of such registration statement upon the exercise of stock options issued under the Company's stock option plans generally will be eligible for sale in the public market, except that affiliates of the Company will continue to be subject to volume limitations. The Company also has the authority to issue additional shares of Common Stock and shares of one or more series of Preferred Stock. The issuance of such shares could have a dilutive effect on earnings per share, and the sale of such shares could depress the market price of the Company's Common Stock.

                              SELLING STOCKHOLDERS

     The following table sets forth (i) the name of each Selling Stockholder, all of whom are or are affiliated with current officers or directors of the Company, (ii) the number of shares of Common Stock of the Company beneficially owned by each Selling Stockholder as of October 10, 1997, and (iii) the number of shares of Common Stock owned by each Selling Stockholder, and which he or it may offer and sell pursuant to this Prospectus.

                                                 NUMBER OF SHARES                                  NUMBER OF SHARES
                                                  OF COMMON STOCK                                  OF COMMON STOCK
                                                       OWNED                                     WHICH MAY BE OFFERED
                    NAME                             (1)(2)(3)               PERCENT               PURSUANT HERETO
          ------------------------                   ---------               -------               ---------------
  Bolin Revocable Trust(4)...................           251,172                    1.8                      25,000
  Robert T. Edwards(5).......................           173,946                    1.3                      15,000
  Louis G. Jekel Family Limited
     Partnership(6)..........................           144,013                    1.1                      40,000
  William R. Crowell(7)......................            97,464                     *                       16,500
  Stenger Charitable Remainder Trust and
     Stenger Family Trust(8).................           130,384                     *                       32,005
  Michel A. Sucher(9)........................            79,622                     *                       15,000

-------------------
*  Less than one percent

(1) Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes shares of Common Stock issuable pursuant to stock options that may be exercised within 60 days after October 10, 1997. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other stockholders.

(3)   Excludes 29,298, 22,914, 5,661, 15,292, and 1,093 fully vested shares held by the ESOP for the benefit of Messrs. Bolin, Edwards, Jekel, Stenger, and Sucher, respectively, and 372 shares held by the ESOP for the benefit of Mr. Crowell that is 60% vested. Such persons have sole voting power with respect to the shares held in their account by the ESOP.

(4) Includes 131,818 shares of Common Stock issuable upon exercise of stock options held by James H. Bolin and 119,354 shares held by the Bolin Revocable Trust UA dated February 27, 1996, James H. Bolin and Sandra L. Bolin, Trustees.

(5) Includes 142,981 shares of Common Stock issuable upon exercise of stock options.

(6) Includes 62,500 shares of Common Stock issuable upon exercise of stock options held by Louis G. Jekel and 81,336 shares held by the Louis G. Jekel Family Limited Partnership of which Mr. Jekel is a beneficial owner.

(7) Includes 79,893 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 80,018 shares of Common Stock issuable upon exercise of stock options held by James E. Stenger, 14,650 shares held by the Stenger Charitable Remainder Trust UA dated December 23, 1996, James E. Stenger and Sharon E. Stenger, Trustees, and 17,355 shares held by the Stenger Family Trust UA dated October 17, 1996, James E.
      Stenger and Sharon E. Stenger, Trustees.

(9) Includes 45,986 shares of Common Stock issuable upon exercise of stock options.

                              PLAN OF DISTRIBUTION

      This Prospectus, as appropriate amended or supplemented, may be used from time to time to sell certain Shares of Common Stock issued prior to the Company's initial public offering by the persons named herein, or their transferees, pledgees, donees, legatees, heirs, or legal representatives who wish to offer and sell such Shares (such persons are herein referred to as the "Selling Stockholder" or "Selling Stockholders") in transactions in which they and any person acting on their behalf through whom such Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. The Company will pay substantially all of the expenses incident to this offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

      There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares described herein. Upon the Company being notified by a Selling Stockholder that any material arrangements have been entered into for the sale of the Shares, to the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed. In addition, any Shares which qualify for sale pursuant to Section 4 of, or Rules 144 or 144A under, the Securities Act may be sold under such provisions rather than pursuant to this Prospectus.

      Selling Stockholders may sell the Shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq National Market at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices, or in transactions directly to one or more purchasers, including pledgees in privately negotiated transactions (including sales pursuant to pledges). Selling Stockholders may sell some or all of the Shares in transactions involving broker-dealers, who may act either as agent or as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the Nasdaq National Market, which commissions may be at negotiated rates where permissible under such rules.

      Participating broker-dealers may agree with Selling Stockholders to sell a specified number of Shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, Shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq National Market, and in connection therewith commissions in excess of the customary commissions prescribed by the rules of Nasdaq National Market may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire Shares as principal may be thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such Shares.

      Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Shares.

      If the Shares are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on Nasdaq immediately prior to the commencement of the offering in accordance with Regulation M. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months prior to the determination of the offering price in connection with a sale pursuant to this

Prospectus and must be discontinued when such limited is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

      The Company may agree to indemnify each Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona.

                                     EXPERTS

      The consolidated financial statements of the Company as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 incorporated by reference into this Prospectus and the Registration Statement of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference upon the authority of such firm as experts in auditing and accounting in giving said reports.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Reports, proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is quoted on The Nasdaq National Market. In addition, reports, proxy statements and other information concerning the Company (symbol: RURL) can be inspected and copied at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                             ADDITIONAL INFORMATION

      The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in or incorporated by reference in the Registration Statement of which this Prospectus is a part, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.



                                TABLE OF CONTENTS

Incorporation of Certain
  Documents by Reference.............................  2
Prospectus Summary...................................  3
Risk Factors.........................................  5
Selling Stockholders.................................. 9
Plan of Distribution................................. 10
Legal Matters........................................ 11
Experts.............................................. 11
Available Information................................ 11
Additional Information................................11


                                 143,505 SHARES





                                   RURAL/METRO
                                   CORPORATION




                                  COMMON STOCK







                                   PROSPECTUS













                               NOVEMBER ___, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses to be borne by the Company in connection with the offering described in the Registration Statement. All of the amounts in the following table (except the SEC fee) are estimated.

                                                                           AMOUNT
                                                                           ------
SEC Registration Fee....................................                   $  1,435
Legal Fees and Expenses.................................                      6,000
Accounting Fees and Expenses............................                      5,000
Printing Expenses.......................................                      1,000
Miscellaneous Expenses..................................                        565
                                                                           --------
          Total.........................................                   $ 14,000
                                                                           ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's amended and restated Bylaws require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, including those circumstances in which indemnification would otherwise be discretionary, except that the Company will not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person a d not by way of defense; (ii) for any amounts paid in settlement of an action indemnified against by the Company without the proper written consent of the Company; or
(iii) in connection with any event in which the person did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company. In addition, the Company has entered or will enter into Indemnity Agreements with each of its directors and officers providing for indemnification of and advancement of expenses to the directors and officers to the fullest extent permitted by law except (a) if and to the extent that payment is made to the indemnitee under an insurance policy or otherwise; (b) if and to the extent that a claim is decided adversely based on or attributable to the indemnitee gaining any personal profit or advantage to which the indemnitee was not legally entitled; (c) if and to the extent that the indemnifiable event constituted or arose out of the indemnitee's willful misconduct or gross negligence; or (d) if and to the extent that the proceeding is initiated by the indemnitee against the Company or any of its officers or directors, unless the Company has consented to or joined in the initiation of the proceeding. The Delaware General Corporation Law contains an extensive indemnification provision that permits a corporation to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    The Company's Second Restated Certificate eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of their duty of care except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. The Delaware General Corporation Law prohibits a corporation from eliminating or limiting the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for liability under
Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock purchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

 EXHIBIT NO.                              DESCRIPTION OF EXHIBIT
 -----------                              ----------------------
      2           Plan and Agreement of Merger and Reorganization, dated as of April 26, 1993(1)
      4           Specimen Certificate representing shares of Common Stock, par value $.01 per share(1)
      5           Opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A.
    23.1          Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. (to be
                  included in its Opinion filed as Exhibit 5)
    23.2          Consent of Arthur Andersen LLP
     24           Powers of Attorney of Directors and Executive Officers (included on the
                  Signature Page of this Registration Statement)


----------

(1) Incorporated by reference to the Registration Statement on Form S-1 of the Registrant (Registration No. 33-63448) filed May 27, 1993 and declared effective July 15, 1993.

      (b) Financial Statement Schedules

    Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended June 30, 1997, file No. 0-22056.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on November 4, 1997.

                                       RURAL/METRO CORPORATION


                                       By: /s/ James H. Bolin
                                          -------------------------------------
                                          James H. Bolin, President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Warren S. Rustand and Mark E. Liebner, and each of them, as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying, and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                 SIGNATURE                                                TITLE                               DATE
                 ---------                                                -----                               ----
By: /s/ Warren S. Rustand                             Chairman of the Board of Directors                 November 4, 1997
   -----------------------------------------             and Chief Executive Officer
    Warren S. Rustand                                    (Principal Executive Officer)

By: /s/ James H. Bolin                                President and Director                             November 4, 1997
   -----------------------------------------             (Principal Executive Officer)
    James H. Bolin

By: /s/ Robert T. Edwards                             Executive Vice President and Director              November 4, 1997
   -----------------------------------------             (Principal Executive Officer)
    Robert T. Edwards

By: /s/ Mark E. Liebner                               Senior Vice President, Chief Financial             November 4, 1997
   -----------------------------------------             Officer and Treasurer
    Mark E. Liebner                                      (Principal Financial Officer)


By: /s/ Robert E. Ramsey                              Senior Vice President and Director                 November 4, 1997
   -----------------------------------------
    Robert E. Ramsey

By: /s/ Dean P. Hoffman                               Vice President, Financial Services                 November 4, 1997
   -----------------------------------------             (Principal Accounting Officer)
    Dean P. Hoffman

By: /s/ Cor J. Clement                                Vice Chairman of the Board of Directors            November 4, 1997
   -----------------------------------------
    Cor J. Clement

By: /s/ Louis G. Jekel                                Director                                           November 4, 1997
   -----------------------------------------
    Louis G. Jekel

By:                                                   Director                                           __________, 1997
   -----------------------------------------
    William C. Turner

By: /s/ Henry G. Walker                               Director                                           November 4, 1997
   -----------------------------------------
    Henry G. Walker

By: /s/ Louis A. Witzeman                             Director                                           November 4, 1997
   -----------------------------------------
    Louis A. Witzeman